Exhibit 99.1

APPROVED BY:	Rick Coté Executive Vice President and Chief Operating Officer 201-267-8000

CONTACT:	Financial Dynamics Leigh Parrish/Stephanie Rich 212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES THIRD QUARTER AND

NINE-MONTH RESULTS

~ Third Quarter Adjusted Diluted Earnings Per Share of $0.12 and Diluted Loss Per Share of
$0.85 on a GAAP Basis ~

~ Company’s GAAP Results Include Significant Non-Cash Tax Charges of $23 Million, or
$0.92 Per Diluted Share ~

Paramus, NJ – December 9, 2009 -- Movado Group, Inc. (NYSE: MOV), today announced third quarter and nine-month results for the period ended October 31, 2009. For the third quarter, adjusted diluted earnings per share were $0.12 compared to $0.53 in fiscal 2009 (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, diluted loss per share in the third quarter of fiscal 2010 was $0.85 and included a $23 million, or $0.92 per diluted share, non-cash tax charge and a $0.06 per diluted share charge for sales of excess discontinued product. This compares to diluted earnings per share of $0.62 in the prior year period, which included a $0.10 per diluted share charge related to the implementation of the Company’s expense reduction plan announced in August 2008.

Third Quarter Fiscal 2010
•

Net sales in the third quarter of fiscal 2010 were $129.0 million compared to $135.8 million in the same period last year. Net sales for the quarter included $8.4 million of sales of excess discontinued product.

•

Gross profit was $60.3 million, or 46.8% of sales, compared to $85.4 million, or 62.9% of sales, in the same period last year. The decline in gross profit as a percent of sales primarily reflects the impact of sales of excess discontinued product, a shift in the channel mix and product mix as well as the impact of currency fluctuations. Excluding the impact of the sale of excess discontinued product, gross profit as a percent of sales was 52.0%.

•	Operating expenses decreased $13.4 million, or 18.9%, to $57.4 million versus $70.8 million in the same period last year, primarily as a result of the Company’s cost reduction plan.
•

Operating profit was $2.9 million, which included the sale of excess discontinued product, compared to $14.6 million in the same period last year, which included a $3.4 million charge related to the implementation of the Company’s expense reduction plan announced in August 2008. Excluding the aforementioned items in the third quarter of fiscal 2010 and fiscal 2009, adjusted operating profit was $5.3 million compared to $18.0 million, respectively (see attached table for reconciliation of GAAP to non-GAAP measures).

•

In the third quarter of fiscal 2010, the Company recorded a non-cash tax charge of $23 million, or $0.92 per diluted share, which included a $20.8 million charge to record valuation allowances on the Company’s U.S. net deferred tax assets as well as a $2.2 million charge for taxes accrued on the future repatriation of foreign earnings.

•

Net loss in the quarter was $20.9 million compared to net income of $15.7 million in the same period last year. Adjusting for the aforementioned items recorded in fiscal 2010 and fiscal 2009, adjusted net income was $3.0 million in the third quarter of fiscal 2010 compared to adjusted net income of $13.4 million in the prior year period (see attached table for reconciliation of GAAP to non-GAAP measures).

•	Adjusted EBITDA was $9.9 million compared to $22.5 million in the same period last year (see attached table for reconciliation of GAAP to non-GAAP measures).

Nine-Month Results Fiscal 2010

•

Net sales for the nine-month period of fiscal 2010 were $286.2 million compared to $366.9 million in the same period last year. Net sales for the nine-month period of fiscal 2010 included $13.6 million of sales of excess discontinued product.

•

Gross profit was $147.7 million, or 51.6% of sales, compared to $232.9 million, or 63.5% of sales, last year. The decline in gross profit as a percent of sales primarily reflects the impact of sales of excess discontinued product, a shift in the channel mix and product mix as well as the impact of currency fluctuations.

•	Operating expenses decreased $50.5 million, or 24.6%, to $155.1 million versus $205.6 million last year, primarily as a result of the Company’s cost reduction plan.
•

Operating loss was $7.4 million, which included the sale of excess discontinued product compared to operating income of $27.4 million in the year-ago period, which included a $5.6 million charge related to the Company’s aforementioned expense reduction plan (see attached table for reconciliation of GAAP to non-GAAP measures).

•

Net loss was $31.1 million compared to net income of $25.1 million in the year-ago period. Adjusting for the aforementioned items recorded in fiscal 2010 and fiscal 2009, adjusted net loss was $5.3 million, or $0.22 per diluted share, compared to adjusted net income of $24.7 million, or $0.96 per diluted share (see attached table for reconciliation of GAAP to non-GAAP measures).

•	Adjusted EBITDA was $10.0 million compared to $46.6 million in the same period last year (see attached table for reconciliation of GAAP to non-GAAP measures).

Efraim Grinberg, President and Chief Executive Officer, stated, “We are very disappointed in our third quarter and year-to-date results. We experienced higher levels of destocking in the marketplace than originally anticipated as retailers continued to focus on very tight inventory control. Further, the unprecedented level of U.S. jewelry retailers closing their operations and liquidating inventory has had a significant impact on our business. However, the decisive actions we have taken since 2008 are continuing to help us navigate the challenges of the macroeconomic environment and protect our business. Sales of the Movado brand and our licensed brands at our retail customers remain strong and generally outpace our retail partners’ watch department sales.”

Rick Coté, Executive Vice President and Chief Operating Officer, stated, “We recognize that our margin performance for the quarter is well below expectations, which is primarily the result of a product and channel mix shift, inventory reductions and greater than expected currency impact due to unusual and unfavorable swings in the U.S. dollar. On a positive note, we have reduced expenses by 25% for the year-to-date period through the solid execution of our expense management program. We have also returned to positive cash flow in the quarter, increased our cash position to $50 million and reduced our outstanding debt to $25 million.”

Fiscal 2010 Guidance

The Company has revised its guidance for fiscal 2010 and now estimates fiscal 2010 net loss per share to range from approximately $1.40 per fully diluted share to $1.50 per fully diluted share on a GAAP basis, including a $0.94 non-cash tax charge; an $0.08 charge for the sale of excess discontinued product; and a $0.03 charge for debt financing. This guidance is predicated on a revised sales outlook taking into consideration the higher than anticipated level of inventory destocking and industry liquidation sales related to retailers going out of business, resulting in an expected 20% sales decline for the year. The Company’s revised guidance assumes no new unusual charges for the fourth quarter of fiscal 2010.

The Company’s management will host a conference call today, December 9th at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website: www.movadogroup.com. This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes Movado, Ebel, Concord, ESQ, Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture and Lacoste watches worldwide, and operates Movado boutiques and company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release and management believes they present information regarding the Company that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

The Company is presenting adjusted operating income, which is operating income excluding severance related expense and sales of excess discontinued product, and adjusted net income, which is net income excluding severance related expenses, sales of excess discontinued product, refinancing related expenses and non-cash tax charges because the Company believes that it is useful to investors to eliminate the effect of these unusual items in order to improve the comparability of the Company’s results for the periods presented. The Company is presenting adjusted EBITDA, which is adjusted net income excluding interest, taxes, depreciation and amortization because the Company believes that adjusted EBITDA is a useful performance measure for assessing the performance of the Company’s ongoing operating activities, as it reflects the Company’s earnings trends without the impact of certain non-cash charges and is frequently used by investors and other interested parties in the evaluation of companies in our industry.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: actual or perceived weakness in the U.S. and global economy and fluctuations in consumer spending and disposable income, the Company’s ability to successfully implement the new Movado brand strategy, the ability of the new Movado brand strategy to improve the Company’s net sales, profitability and other results of operations, the Company’s ability to successfully introduce and sell new products, the Company's ability to successfully integrate the operations of newly acquired and/or licensed brands without disruption to its other business activities, changes in consumer demand for the Company’s products, risks relating to the fashion and retail industry, import restrictions, competition, seasonality, the ability of the Company’s U.S. operations to generate sufficient income to use accumulated tax losses, commodity price and exchange rate fluctuations, changes in local or global economic conditions, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

(Tables to follow)

MOVADO GROUP, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2008	2009	2008

Net sales	$128,966	$135,846	$286,242	$366,888

Cost of sales	68,618	50,405	138,544	133,944

Gross profit	60,348	85,441	147,698	232,944

Selling, general and administrative expenses	57,409	70,821	155,098	205,571

Operating (loss) / income	2,939	14,620	(7,400)	27,373

Interest expense	(1,080)	(691)	(3,797)	(2,191)
Interest income	16	413	87	1,893

(Loss) / income before income taxes and noncontrolling interests	1,875	14,342	(11,110)	27,075
Provision for / (benefit from) income taxes	22,519	(1,434)	19,725	1,802
Net income attributed to noncontrolling interests	226	47	232	159

Net (loss) / income attributed to Movado Group, Inc.	$(20,870)	$15,729	$(31,067)	$25,114

Net (loss) / income per diluted share	$(0.85)	$0.62	$(1.27)	$0.97
Weighted diluted average shares outstanding	24,558	25,225	24,509	25,792

MOVADO GROUP, INC.

Reconciliation tables

(in thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2008	2009	2008

Operating (loss) / income (GAAP)	$2,939	$14,620	$(7,400)	$27,373
Sales of excess discontinued inventory (1)	2,376	–	3,089	–
Severance related expenses (2)	–	3,393	–	5,585
Adjusted operating (loss) / income (non-GAAP)	5,315	18,013	(4,311)	32,958

Depreciation and amortization	4,576	4,518	14,346	13,615
Adjusted EBITDA (non-GAAP)	$9,891	$22,531	$10,035	$46,573

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2008	2009	2008

Net (loss) / income (GAAP)	$(20,870)	$15,729	$(31,067)	$25,114
Sales of excess discontinued inventory (1)	1,485	–	1,931	–
Severance related expenses (2)	–	2,579	–	4,245
Refinancing expenses and fees (3)	–	–	839	–
Tax adjustments (4)	22,950	(3,740)	22,950	(3,740)
Representative tax rate (5)	(560)	(1,136)	40	(956)
Adjusted net (loss) / income (non-GAAP)	$3,005	$13,432	$(5,307)	$24,663

Adjusted net (loss) / income per share (non-GAAP)	$0.12	$0.53	$(0.22)	$0.96
Weighted diluted average shares outstanding	24,946	25,225	24,509	25,792

(1)	Losses associated with sales of excess discontinued inventory.

(2)	Charges related to the implementation of the Company's expense reduction plans.

(3)

Expenses and fees associated with the refinancing and repayment of the Company's former credit and note agreements which included a non-cash pre-tax charge of $0.2 million related to the accelerated recognition of deferred financing costs and a pre-tax charge of $1.1 million for fees due to the former lenders. Both charges were recorded in Interest Expense on the Consolidated Statements of Income.

(4)

Actual taxes in the current period primarily reflect a non-cash $20.8 million charge to record valuation allowances on the Company's U.S. deferred tax assets and liabilities and a non-cash $2.2 million charge for taxes accrued on the future repatriation of foreign earnings. Actual taxes in the prior period primarily reflect utilization of the acquired Ebel net operating loss tax carryforward.

(5)	To present financials at a representative 24% effective tax rate for all periods presented.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	October 31, 2009	January 31, 2009	October 31, 2008

ASSETS

Cash and cash equivalents	$49,478	$86,621	$85,077
Trade receivables, net	105,469	76,710	118,464
Inventories, net	228,766	228,884	236,734
Other current assets	35,711	47,863	42,245
Total current assets	419,424	440,078	482,520

Property, plant and equipment, net	58,142	66,749	71,359
Deferred income taxes	10,014	23,449	17,753
Other non-current assets	28,648	33,714	34,761
Total assets	$516,228	$563,990	$606,393

LIABILITIES AND EQUITY

Loan payable to banks	$–	$40,000	$–
Current portion of long-term debt	–	25,000	10,000
Accounts payable	17,373	20,794	33,146
Accrued liabilities	43,760	47,686	50,010
Deferred and current income taxes payable	484	430	392
Total current liabilities	61,617	133,910	93,548

Long-term debt	24,910	–	59,324
Deferred and non-current income taxes payable	6,116	6,856	6,706
Other non-current liabilities	20,763	22,459	21,279
Noncontrolling interests	1,970	1,506	1,560
Shareholders' equity	400,852	399,259	423,976
Total liabilities and equity	$516,228	$563,990	$606,393